PRESS RELEASE


China Pacific, Inc. (NASDAQ - Small Cap - CHNA) announced that on January 15, 1997 it concluded a private placement of $15,000,000 of two year 9% Convertible Notes through Bookook Securities Co. Ltd. of Seoul, South Korea. The notes are convertible at various times into shares of the Company at prices ranging from $4.00 to $8.00 per share. The unconverted notes, if any, mature on January 15, 1999.

Clement Mak, President of the Company, stated that the proceeds from the notes would be used for working capital to cope with the increase in sales and strengthen the financial resources of the Company as and when required for further investment in PRC and the modernization of its steel facility in PRC. He further noted that this placement to various Korean institutional investors has not only increased the financial resources of the Company but also enable the Company to build up strategically alliance with the Korean Companies for technical transfer of modern steel production.

China Pacific is a leading producer of iron and steel products in the People's Republic of China through its majority interest in Chengdu Chengkang Iron and Steel.

For further information, please contact:

       China Pacific, Inc. (Los Angeles, CA office)
       Connie Mo (310) 433-1882